Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Autonomix Medical, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value	Rule 457(c) and Rule 457(h)	2,863,705 (2)	$2.03 (3)	$5,813,320.54	0.0001476	$858.05
Equity	Common Stock, $0.001 par value	Rule 457(h)	2,078,600 (4)	$2.03 (5)	$4,884,710.00	0.0001476	$720.98

Total Offering Amounts					$10,698,030.54		$1,579.03

Total Fee Offsets(6)							—

Net Fee Due							$1,579.03

(1)             Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional shares of common stock of Autonomix Medical, Inc. (the “Registrant”) that may be granted under the Registrant’s 2023 Stock Plan (the “Plan”) to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)             Represents shares of common stock reserved for future issuance under the Plan.

(3)             Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)) of the Securities Act of 1933, as amended, and based on $2.03 per share, the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on May 29, 2024.

(4)             Represents shares of common stock that are issuable upon the vesting and exercise of outstanding stock options issued pursuant to the Plan.

(5)             Pursuant to Rule 457(h)(1) of the Securities Act, the aggregate offering price and the fee have been computed upon the basis of the prices at which the options may be exercised.

(6)             We do not have any fee offsets.